Exhibit 10.4
April 30, 2024 James Whitehurst
BY EMAIL
Re: Role Change within Unity Technologies SF
Dear Jim,
As discussed, I am very pleased to confirm and offer you a change in roles within Unity Technologies SF (the "Company") to a new role as Senior Advisor.
Should you accept this role change offer, the terms and conditions of your original Employment Agreement, dated October 7, 2023 (“Original Employment Agreement”), shall remain in full force and effect, subject to the following changes listed below:
1. Effective Date. The effective date of the role change will occur on May 15, 2024 (“Effective Date”).
2.Position and Duties. On the Effective Date, you will move from the role of Interim Chief Executive Officer (“CEO”) and President to the new role of Senior Advisor. This role will be primarily tasked with advising the CEO and assisting in other matters as requested by the CEO. The Company anticipates that the Senior Advisor role will occupy approximately eight working hours per week.
3.Duration and Notice Period. The role as Senior Advisor shall initially last for a period of one year, concluding on May 15, 2025. The duration of the role may be extended by mutual agreement, in writing, between yourself and the Company. Should either party wish to conclude the employment relationship prior to May 15, 2025, they must provide the other party with one month’s written notice of that intent (“Notice Period”). This section replaces and nullifies Section 11 of your Original Employment Agreement titled “At-Will Employment”.
4.Salary. This remains an exempt position. On the Effective Date your base salary will change to be USD $8,333.33 per month ($100,000.00 on an annualized basis). Any salary will be paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions required by law.
5. Restricted Stock Units. To be clear, Section 6 of your Original Employment Agreement, titled “Restricted Stock Units” remains in full force and effect. Should all criteria of Section 6 of your Original Employment Agreement be met, the Company anticipates that you will vest the remaining unvested 50% of that equity grant on May 15, 2024, with the shares settling in your account upon the next quarterly RSU installment date, which is expected to occur on May 25, 2024.
Additionally, as part of your new role as Senior Advisor, the Board of Directors (“Board”) of Unity Software Inc. (“Parent Company”) will grant you th following equity grant:
•RSUs - On the Start Date, you will be granted 207,211 RSUs which vest as set forth below. Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement.” The Time-Based Requirement will be satisfied at the rate of 100% vesting of the RSUs granted, upon May 15, 2025 (with settlement to occur on the Company’s May 25, 2025 Quarterly Installment Date).
The Equity will be granted under, and subject to the terms and conditions of, the Company’s 2020 Equity Incentive Plan (the “Plan”), as well as the terms and conditions to be set forth in any sub-plan to the Plan, equity award agreement (including any country appendix thereto) and notice of grant.

You will see the equity grant posted in your Schwab account within a month after the next regularly scheduled Board meeting. Please refer to your Notice of Grant, RSU agreement and the Plan document on Schwab to learn about specific terms of your equity grant and Vesting Schedule. You’ll be prompted to accept this new award in Schwab.
6.Acceleration of Equity Grant. Should the Company decide to terminate your employment prior to May 15, 2025, in adherence with the Notice Period, for any reason other than for Cause (as defined in Section 8 below), then the RSU grant listed within this letter shall be accelerated such that any unvested RSUs will fully vest upon the termination date. The settlement of those accelerated RSUs will occur on the Company’s next quarterly RSU installment date following the termination date.
7.Reasonable Expenses. The Company recognizes that you may incur certain reasonable expenses in the performance of your duties. Those reasonable expenses are generally submitted, reviewed, and reimbursed under the terms of the Company’s Global Travel, Gifts, and Entertainment Policy. Should you incur a reasonable expense that is not covered by that policy, the Company’s CFO will review the expense and determine if reimbursement is warranted.
8.Termination for Cause. You agree that should the Company terminate your employment for Cause (as defined below), the Notice Period referred to in Section 3 and the acceleration provision of Section 6 above shall be waived. “Cause” shall mean, and shall be limited to, your actions involving any one or more of the following events:
a.theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Subsidiary documents or records;
b.material failure to abide by the Company’s Code of Conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Subsidiary, as applicable);
c.unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Subsidiaries (including, without limitation, the Covered Executive’s improper use or disclosure of Company or Subsidiary confidential or proprietary information);
d.any intentional act which has a material detrimental effect on the Company’s or its Subsidiary’s reputation or business;
e.the repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its Subsidiary, as applicable) of, and a reasonable opportunity to cure, such failure or inability;
f.any material breach of any employment or service agreement between you and the Company (or its Subsidiary, as applicable), which breach is not cured pursuant to the terms of such agreement; or
g.conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company (or its Subsidiary, as applicable)
9.Confidentiality; Company Rules and Policies. The terms of Section 8 of your Original Employment Agreement, also titled “Confidentiality; Company Rules and Policies” remains in full force and effect. Any reference in that Section to your former role as “Interim CEO” shall be replaced with the title of your new role as “Senior Advisor.”
To reiterate and be clear, you continue to agree that regarding any position you hold at Silver Lake, (1) you will not disclose Confidential Information about the Company to Silver Lake, (2) you will not take any action in your capacity at Silver Lake that would reasonably be expected to be detrimental or competitive the Company, and (3) you will devote the time necessary to the Company to perform the duties and responsibilities of the Senior Advisor role.

10.Terms of Original Employment Agreement. Any term of your Original Employment Agreement that has not been altered by the changes referenced in this letter, remains in full force and effect. This letter, in conjunction with the remaining terms of your Original Employment Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.
11. Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.
12.Acceptance. If you decide to accept this offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Very Truly Yours,

Marisa Eddy
Senior Vice President
Chief People Officer

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ James Whitehurst	4/30/2024
James Whitehurst	Date